Exhibit (2)(d)

BYLAWS

OF

COLLEGE RETIREMENT EQUITIES FUND

Adopted May 26, 1952
As Last Amended December 3, 2013

ARTICLE ONE

Board of Trustees

Section 1. The board of trustees shall consist of at least five trustees and no more than twelve trustees, and the number of trustees shall be fixed by a vote of the majority of the board of trustees. The trustees shall be elected by policyholders, or elected by the board of trustees to the extent permitted by the Investment Company Act of 1940, as amended, to a term not to exceed such term as is permitted under Section 703(b) of the New York Not-for-Profit Corporation Law, as may be amended from time to time. The term of office of each trustee so elected shall commence at the beginning of the meeting of the board of trustees next succeeding such election, and shall continue until the expiration of his or her term and a successor shall take office following the end of the term of such trustee.

Section 2. Meetings. The board of trustees of the corporation shall hold an annual meeting for the transaction of business as shall properly come before the meeting, on the second Tuesday in July, if not a legal holiday, or, if a legal holiday, then on the next preceding business day, at such time and place as the notice of the meeting shall specify. If the chief executive officer or the nominating and governance committee shall so determine, the annual meeting of the board of trustees may be held on a different date, as shall be specified in the notice of meeting. Stated meetings of the board may be held on such dates and at such times and places as the board by standing resolution may fix. Special meetings of the board may be called by order of the chairperson or the presiding trustee.

Section 3. Notice of Meetings. Notice of the time and place of each annual meeting shall be mailed to each trustee at the address shown by the records of the corporation at least ten days and not more than fifty days prior to the date of the meeting. No notice of stated meetings need be given. Notice of the time, place and purpose of each special meeting shall be given to each trustee in person or sent to each trustee at the address shown by the records of the corporation by first class mail or by electronic transmission at least one week prior to the date of such meeting. If transmitted electronically, such notice is given when directed to the trustee’s electronic mail address as supplied by the trustee to the secretary of the corporation or as directed pursuant to the trustee’s authorization or instructions. Except as otherwise provided by law or these bylaws, notices of meetings need not set forth the purpose or purposes of the meetings, and any business may be transacted at such meetings. No notice of any meeting of the board of trustees need be given to any trustee who attends such meeting or who waives notice in writing either before or after the meeting.

Section 4. Quorum. A majority of the trustees shall constitute a quorum at all meetings of the board. Except as otherwise expressly provided by law, or these bylaws, the act of a majority of the trustees present at a meeting at which a quorum shall be present shall be the act of the trustees. If less than a quorum is present at any meeting, a majority of those present may adjourn the meeting from time to time until a quorum shall attend.

Section 5. Telephonic Participation. At all meetings of the board of trustees or any committee thereof, trustees may participate by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 6. Action Without a Meeting. Occasionally, but not in lieu of a regularly scheduled meeting of the board of trustees or committee thereof, any action required or permitted to be taken by the board, or any committee thereof, may be taken without a meeting if all members of the board or the committee consent in writing, or by electronic transmission, to the adoption of a resolution authorizing the action. The resolution and the writings or electronic transmissions consenting thereto by the members of the board or committee shall be filed with the minutes of the proceedings of the board or committee.

ARTICLE TWO

Officers and Trustees

Section 1. Election. The board of trustees shall annually elect the executive officers of the corporation. Each such executive officer shall hold office until the next annual election or, if earlier, until retirement, death, resignation or removal. The board may appoint other officers and agents, assign titles to them, and determine their duties; such officers and agents shall hold office during the pleasure of the board of trustees. The board may appoint persons to act temporarily in place of any officers of the corporation who may be absent, incapacitated or for any other reason unable to act or may delegate such authority to the chief executive officer.

Section 2. Qualifications. The same person may hold more than one office, except that no person shall be both president and secretary.

Section 3. Removal of Officers. Any officer elected by the board of trustees may be removed by the affirmative votes of a majority of all the trustees holding office. Any other officer may be removed by the affirmative votes of a majority of all members of the executive committee holding office.

Section 4. Removal of Other Employees. All other agents and employees shall hold their positions at the pleasure of the executive committee or of such executive officer as the executive committee may clothe with the powers of engaging and dismissing.

Section 5. Chief Executive Officer. The board of trustees shall designate a chief executive officer. Subject to the control of the board of trustees and the provisions of these bylaws, the chief executive officer shall be charged with the management of the affairs of the corporation and shall perform such duties as are not specifically delegated to other officers of the corporation. The chief executive officer shall preside at all meetings of the policyholders and shall report from time to time to the board of trustees on the affairs of the corporation.

Section 6. Chairperson. Except as otherwise provided by the board of trustees, the chairperson, when present, shall preside at all meetings of the board of trustees. He/She shall be ex officio chairperson of the executive committee.

Section 7. President. If the president is not the chief executive officer, he/she shall assist the chief executive officer in his/her duties and shall perform such functions as are delegated by the chief executive officer.

Section 8. Absence or Disability of Chief Executive Officer. In the absence or disability of the chief executive officer, the president, if he/she is not the chief executive officer, or the chairperson, or if neither is available, a vice president so designated by the executive committee or so designated by the chief executive officer shall perform the duties of the chief executive officer, unless the board of trustees otherwise provides and subject to the provisions of the emergency bylaws of the corporation.

Section 9. Secretary. The secretary shall give all required notices of meetings of the board of trustees, and shall attend and act as secretary at all meetings of the board, and of the policyholders, and of the executive committee and keep the records thereof. The secretary shall keep the seal of the corporation, and shall perform all duties incident to the office of the secretary and such other duties as from time to time may be assigned by the board of trustees, the executive committee or the president.

Section 10. Other Officers. The chief executive officer shall determine the duties of all officers other than the president and the secretary, and may assign titles to and determine the duties of non-officers.

Section 11. Presiding Trustee. The board of trustees may elect a presiding trustee, who shall, in the absence of the chairperson, preside over meetings of the board. The presiding trustee also shall perform such functions as are delegated by the board.

ARTICLE THREE

Committees

Section 1. Establishment of Committees of the Board of Trustees. The board of trustees may designate one or more committees, including an executive committee, an investment committee, a nominating and governance committee, an audit and compliance committee, an operations committee, and a corporate governance and social responsibility committee, each such committee to consist of at least three members. Each member of which shall hold such position until the beginning of the next annual meeting of the board and until a successor shall be appointed or until the member shall cease to be a trustee. The board of trustees, by resolution, may delegate to a committee of the board of trustees certain of its powers and authority, unless, any applicable law, or the corporation’s constitution or charter prohibits such delegation. However, no such committee shall have the power or authority to (i) approve, adopt or recommend to the policyholders any action or matter that requires the approval of the policyholder under applicable laws; (ii) fill any vacancies in the board of trustees or in any committee; (iii) fix the compensation of the trustees for serving on the board or on any committee; or (iv) adopt, amend or repeal any bylaws of the corporation. The board of trustees shall have the power at anytime to fill vacancies in, to change the membership of, or, to the extent permitted under applicable laws, dissolve any such committee.

Section 2. Executive Committee. The executive committee shall consist of at least three trustees, including the chairperson. A majority shall constitute a quorum. The executive committee may hold meetings as it may from time to time determine, and hold special meetings whenever called by the chairperson, and, to the maximum extent permitted by law, shall be vested with all powers of the board of trustees during intervals between meetings of the board in all cases in which specific instructions shall not have been given by the board.

Section 3. Proceedings. A committee duly authorized by the board of trustees shall recommend a set of rules and procedures specifying each committee’s scope of responsibility to be approved by the board of trustees. Each committee shall keep minutes of its proceedings and shall report such proceedings to the board of trustees within a reasonable time after such committee meetings.

Section 4. Quorum and Manner of Acting. At all meetings of any committee, the presence of members constituting a majority of the total membership of such committee shall constitute a quorum for the transaction of business. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such committee. The members of any such committee shall act only as a committee, and the individual members of such committee shall have no power as such.

ARTICLE FOUR

Salaries, Compensation, Expenses and Pensions —
Trustees, Officers and Employees

Section 1. Trustees’ Compensation and Expenses. A trustee may be paid an annual stipend and fees and such other compensation or emolument in any amount first authorized by the board in accordance with Section 2 of this Article Four, including, but not limited to, a deferred compensation benefit, for attendance at meetings of the board of trustees and for services that he/she renders on or for committees or subcommittees of the board; and each trustee shall be reimbursed for transportation and other expenses incurred by him/her in serving the corporation.

Section 2. Salaries and Pensions. The corporation shall not pay any salary, compensation or emolument in any amount to any officer deemed by a committee or committees of the board to be a principal officer pursuant to subsection (b) of Section 1202 of the Insurance Law of the State of New York, or to any salaried employee of the corporation if the level of compensation to be paid to such employee is equal to, or greater than, the compensation received by any of its principal officers, or to any trustee thereof, unless such payment be first authorized by a vote of the board of trustees. The corporation shall not make any agreement with any of its officers or salaried employees whereby it agrees that for any services rendered or to be rendered he/she shall receive any salary, compensation or emolument that will extend beyond a period of sixty months from the date of such agreement except as specifically permitted by the Insurance Law of the State of New York. No principal officer or employee of the class described in the first sentence of this section who is paid a salary for his/her services shall receive any other compensation, bonus or emolument from the corporation either directly or indirectly, except in accordance with a plan recommended by a committee of the board pursuant to subsection (b) of Section 1202 of the Insurance Law of the State of New York and approved by the board of trustees. The corporation shall not grant any pension to any trustee or officer, or to any member of his/her family after his/her death, except that the corporation may pursuant to the terms of a retirement plan and other appropriate staff benefit plans adopted by the board provide for any person who is or has been a salaried officer or employee, a pension payable at the time of retirement by reason of age or disability and also life insurance, health insurance and disability benefits.

Section 3. Prohibitions. No trustee, officer or employee of the corporation shall receive, in addition to his/her fixed salary or compensation, any money or valuable thing, either directly, or indirectly, for negotiating, procuring, recommending or aiding in any purchase or sale by the corporation of any property, or any loan from the corporation, nor be pecuniarily interested either as principal, coprincipal, agent or beneficiary, either directly or indirectly, in any such purchase, sale or loan, nor have any personal interest in any property or assets of the corporation.

ARTICLE FIVE

Indemnification of Members, Trustees, Officers and Employees

Section 1. In General: Notice to Superintendent. The corporation shall indemnify, in the manner and to the full extent permitted by law, each person made or threatened to be made a party to any action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that he/she or his/her testator or intestate is or was a member, trustee, officer or employee of the corporation or, while a member, trustee, officer or employee of the corporation, served any other corporation or organization of any type or kind, domestic or foreign, in any capacity at the written request of the corporation or in any capacity in limited instances in which the participation is not at the written request of the corporation, but a designated officer or committee of the board, pursuant to written policy of the corporation, decided that the corporation will indemnify the person for his/her service. To the full extent permitted by law such indemnification shall include judgments, fines, amounts paid in settlement, and expenses, including attorneys’ fees. The payment of any amounts to any person pursuant to this Article Five shall subrogate the corporation to any right such person may have against any other corporation or organization. No payment of indemnification, advance or allowance under the foregoing provisions shall be made unless a notice shall have been filed with the Superintendent of Insurance of the State of New York not less than thirty days prior to such payment specifying the persons to be paid, the amounts to be paid, the manner in which payment is authorized and the nature and status, at the time of such notice of the litigation or threatened litigation.

Section 2. Disabling Conduct. Notwithstanding the provisions of Section 1, the corporation shall not indemnify any person for any liability or expense arising by virtue of such person’s willful misfeasance, bad faith, gross negligence, or reckless disregard of duties (“disabling conduct”). Whether any such liability or expense arose out of disabling conduct shall be determined: (a) by a final decision on the merits (including, but not limited to, a dismissal for insufficient evidence of any disabling conduct) by a court or other body before whom the proceeding was brought, that the person to be indemnified was not liable by reason of disabling conduct; or (b) in the absence of such a decision, by a reasonable determination, based upon a review of the facts, that such person was not liable by reason of disabling conduct, (i) by the vote of a majority of a quorum of trustees who are neither interested persons of the corporation nor parties to the action, suit or proceeding in question or another action, suit or proceeding on the same or similar grounds (“disinterested, non-party trustees”), or (ii) by independent legal counsel in a written opinion.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that any liability or expense arose by reason of disabling conduct.

Any liabilities or expenses may be paid in advance of the final disposition of the claim, suit or proceeding, as authorized by the board of trustees subject to Section 1 in the specific case, (a) upon receipt of an undertaking by or on behalf of the person to whom the advance is made to repay the advance unless it shall be ultimately determined that such person is entitled to indemnification; and (b) provided that (i) the indemnitee shall provide security for that undertaking, or (ii) the corporation shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of disinterested, non-party trustees or an independent legal counsel in a written opinion shall determine, based on a review of readily available facts, that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

A determination made in accordance with the preceding paragraph shall not prevent the recovery from any person of any amount advanced to such person as indemnification if such person is subsequently determined not to be entitled to indemnification. Nor shall a determination pursuant to this paragraph prevent the payment of indemnification if such person is subsequently found to be entitled to indemnification.

The indemnification provided by this Article shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under any law, agreement or otherwise.

No indemnification provided by this Article shall be inconsistent with the Investment Company Act of 1940 or the Securities Act of 1933. Any indemnification provided by this Article shall continue as to a person who has ceased to be a member, trustee, officer or employee of the corporation.

ARTICLE SIX

Rules for Determining Benefits

The board of trustees shall establish and may, from time to time, change the rules for determining the amounts of retirement and other benefits. These rules shall include methods for calculating all factors affecting the valuation of benefits, and these rules and any changes therein shall be subject to the approval of the Superintendent of Insurance of the State of New York as not being unfair, unjust, inequitable, or prejudicial to the interest of any participating person. A copy of these rules and any amendments and additions thereto will be furnished to each participating person.

ARTICLE SEVEN

Execution of Instruments

The board of trustees or the executive committee shall designate who is authorized (a) to execute certificates of stock, proxies, powers of attorney, checks, drafts, certificates of participation and instruments relating thereto, and all other contracts and instruments in writing necessary or appropriate for the corporation in the management of its affairs, and (b)

to attach the corporation’s seal thereto; and may further authorize the extent to which such execution may be done by facsimile or electronic signature.

ARTICLE EIGHT

Disbursements

No disbursement of $100 or more shall be made unless it is evidenced by a voucher signed by or on behalf of the person, firm or corporation receiving the money and correctly describing the consideration for the payment, and if the disbursement be for services and disbursements, setting forth the services rendered and an itemized statement of the disbursements made, and if it be in connection with any matter pending before any legislative or public body, or before any department or officer of any government, correctly describing in addition the nature of the matter and the interest of the corporation therein, or if such voucher cannot be obtained, by an affidavit of an officer or responsible employee stating the reasons therefor and setting forth the particulars above mentioned.

ARTICLE NINE

Fiscal Year

The fiscal year of the corporation shall commence on the first day of January and shall end on the thirty-first day of December.

ARTICLE TEN

Corporate Seal

The seal of the corporation shall be circular in form and shall contain the words “College Retirement Equities Fund, New York, Corporate Seal, 1952.”

ARTICLE ELEVEN

Amendments to Bylaws

These bylaws may be amended either by action of the members of the corporation or the board of trustees, provided that written notice of the proposed action shall be mailed to each trustee or member at least one week and not more than two weeks prior to the date of the meeting at which such action is to be taken. No change in these bylaws shall take effect until the Superintendent of Insurance of the State of New York has certified it as being lawful and equitable.

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